Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-63664 and 333-208805) pertaining to 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies of CVS Health Corporation of our report dated June 22, 2018, with respect to the financial statements and schedule of 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 22, 2018